Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

This license agreement (the “Agreement”) is made as of January 16, 2017 (the “Effective Date”) by and between Wilex AG, having its principal place of business at Grillparzerstr. 18, 81675 Munich, Germany (“Wilex”) and Telix International Pty Ltd ACN 616 657 839 having its principal place of business at, at Suite 226, 55 Flemington Road, North Melbourne, Victoria 3051, Australia (“Telix”).

RECITALS

A.	Wilex has the right to grant rights and licenses under certain patents, patent applications, know-how and other Intellectual Property relating to monoclonal antibodies that bind to the extra-cellular domain of Carbonic Anhydrase IX (“CAIX”), including the antibody G250 (referenced formally as Girentuximab).

B.	The Parties wish to enter into an agreement for the license and development of Girentuximab radiolabeled with an isotope, both in diagnostic imaging and therapeutic radiopharmaceutical forms.

THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

I. DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

1.1	“Act” means the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time, and its implementing regulations.

1.2	“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means:

(a)	the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities or other evidences of ownership interest in such Person; provided that, if local law requires a minimum percentage of local ownership of more than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or

(b)	the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the term “controlled” in this definition has the meaning correlative to the foregoing.

1.3	“Agreement” has the meaning ascribed to that term in the first paragraph of this Agreement.

1.4	“Application for Regulatory Approval” means each application in a form accepted for filing by a Regulatory Authority to obtain Regulatory Approval in the Territory.

1.5	“Bankruptcy Event” means, in respect of a person, that person is adjudicated as insolvent or bankrupt or proceedings in voluntary or involuntary liquidation or bankruptcy are instituted on behalf of or against that person, that person files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, and any proceedings issued against it are not dismissed within [**], or it becomes insolvent or makes an assignment for the benefit of creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets or it admits in writing its inability to pay its debts as they become due.

1.6	“Claim” means any claim, demand, legal proceedings or cause of action, including any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, or similar event, occurrence, or proceeding.

1.7	“CMO” has the meaning ascribed to such term in Section 4.2(b).

1.8	“Combination Product” means:

(a)	a Licensed Product containing as its active components Girentuximab and one or more other active components (whether therapeutic, diagnostic or otherwise) other than Girentuximab; or

(b)	a product or set of products consisting of a Licensed Product and one or more other components (whether therapeutic, diagnostic or otherwise) packaged and sold together in a single package for a single price.

1.9	“Commercialize” or “Commercialization” means the ongoing process and activities generally engaged in by a pharmaceutical company to establish and maintain a nationwide presence in applicable marketplaces and to sell and market a pharmaceutical product, beginning with the filing of the final Application for Regulatory Approval for the Licensed Product in such marketplace.

1.10	“Commercially Reasonable Efforts” means, with respect to each Party and its Affiliates, including with respect to the development, manufacture or commercialization of a Licensed Product, efforts and resources commonly used in by similarly situated biopharmaceutical companies for a product of similar commercial potential [**].

1.11	“Confidential Information” means:

(a)	in the case of Wilex, Wilex Know-How and financial or other non-scientific or non-technical business information regarding Wilex or its Affiliates and know-how and information regarding any products other than the Licensed Product made available to Telix; and

(b)	in the case of Telix, any and all know-how and information relating to the Licensed Product or other Telix products other than the Licensed Product (whether commercialized or in development), or the use, manufacturing, or commercialization of any of the foregoing, or related clinical or regulatory affairs, and financial or other non-scientific or non-technical business information regarding Telix or its Affiliates made available to Wilex for the purposes described in this Agreement, which to avoid doubt includes all Documentation transferred to Telix pursuant to Section 3.2(a), to the extent solely related to the Licensed Product, in each case, which is owned or controlled by a Party or any of its Affiliates and is related to the subject matter of this Agreement and that is made available by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement or generated pursuant to this Agreement.

Notwithstanding the foregoing, Confidential Information shall not include:

(c)	information which is or becomes part of the public domain or publicly known through no breach of this Agreement by the recipient or any of its Affiliates;

(d)	information which the recipient can demonstrate by its written records was known by the recipient or any of its Affiliates prior to the disclosure thereof by the disclosing Party;

(e)	information which is independently developed by the recipient or any of its Affiliates, so long as such development does not result from use of Confidential Information of the other Party or any of its Affiliates, and such independent development can be demonstrated by written records of the Party claiming such independent development; and

(f)	information that becomes available to the receiving Party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who is not bound by a duty of confidentiality to the other Party.

1.12	“Comparability Study” has the meaning ascribed to such term in Section 4.2(d).

1.13	“Confidentiality Agreement” means the Confidentiality Agreement between Wilex and Red Hill Pharmaceuticals Pty Ltd dated [**].

1.14	“Controlling Party” has the meaning ascribed to such term in Section 7.2(a).

1.15	“Damages” means, subject to the limitations set forth in Section 13.5, all damages, losses (including any diminution in value), liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, or expenses of any kind or nature whatsoever incurred or paid in connection with any Claim or threatened Claim (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with such Claim or threatened Claim).

1.16	“Diagnostic Product” means Girentuximab radiolabeled with an isotope for in vivo diagnostic imaging use.

1.17	“Diagnostic Territory” means all countries of the world.

1.18	“Documentation” has the meaning ascribed to that term in Section 3.2(a).

1.19	“Effective Date” has the meaning ascribed to that term in the first paragraph of this Agreement.

1.20	“Established MCB” has the meaning ascribed to such term in Section 4.2(a).

1.21	“Established Process” has the meaning ascribed to such term in Section 4.2(a).

1.22	“European Economic Space” or “EES” means the countries in the European Union, the European Free Trade Association and, in the event that should it cease to be a Member of the European Union but not join the European Free Trade Association, the United Kingdom.

1.23	“Excluded Territories” means [**].

1.24	“FDA” means the United States Food and Drug Administration or any successors to its responsibilities with respect to pharmaceutical products such as the Licensed Products.

1.25	“Field” means any and all diagnostic and therapeutic uses of Licensed Products.

1.26	“Girentuximab” means the antibody directed against the extracellular domain of CAIX and any other derivatives or fragments thereof invented or discovered or otherwise owned or controlled by Telix.

1.27	“Girentuximab Generic Program Improvement” means any Program Improvement solely related to manufacture or use of Girentuximab and not specific to the Licensed Product, to the extent owned or controlled by Telix or Wilex.

1.28	“GMP Production” means production in accordance with current good manufacturing practice.

1.29	“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (for example “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”, “B20 Human immunodeficiency virus (HIV) disease resulting in infectious and parasitic diseases” and “M34 Systemic sclerosis”).

1.30	“Joint Program Improvement” means any Program Improvement, other than a Girentuximab Generic Program Improvements, created or invented by employees or consultants of Telix jointly with employees or consultants of Wilex.

1.31	“Intellectual Property” means all intellectual and industrial property rights throughout the world from time to time, whether registered or unregistered, including trade marks, designs, patents, inventions, semi-conductor, circuit and other eligible layouts, copyright and analogous rights, trade secrets, know-how, processes, concepts, confidential information including any such rights, including any intellectual property rights the subject of any lapsed application, divisional to any registrations or applications, any right to file further applications, and any registrations resulting from such applications.

1.32	“Launch” means the initial sale of the Licensed Product billed or invoiced by Telix (or one of Telix’s Affiliates or permitted sublicensees) to a Third Party following Regulatory Approval.

1.33	“Law” means all laws, statutes, regulations, codes, by-laws and governmental, regulatory, or judicial orders or judgments.

1.34	“License” will have the meaning described in Section 2.1.

1.35	“Licensed Patents” has the meaning ascribed to that term in Section 1.64.

1.36	“Licensed Products” means:

(a)	Diagnostic Products;

(b)	Therapeutic Products; and

(c)	both Diagnostic Products and Therapeutic Products (where the context permits it).

1.37	“Major Market Countries” means [**].

1.38	“Naked Antibody” means the antibody Girentuximab without any radiolabel.

1.39	“NPA” means, for a particular Licensed Product, its United States New Drug Application, filed with the FDA, as such application may be amended or supplemented from time to time.

1.40	“Net Sales” means the amount of [**].

provided, however, that:

[**].

Amounts relevant to the determination of Net Sales, and the timing of sales, shall be determined from the books and records of Telix and (if applicable) its Affiliates, which records and books shall be verified only through Telix (provided that Telix provides reasonable access to such information) or its Affiliates, which shall be maintained in accordance with generally accepted accounting principles, consistently applied, in effect in the country where Telix or its relevant Affiliate has its head office.

1.41	“New Process” has the meaning ascribed to such term in Section 4.2(b).

1.42	“Non-Controlling Party” has the meaning ascribed to such term in section 7.2(a).

1.43	“Other Information” means:

(a)	information relating to a disapproval or cancellation of Regulatory Approval of the Licensed Product by the relevant Regulatory Authority of any jurisdiction;

(b)	information on modifications required to be made in the contents of a Regulatory Approval of the Licensed Product or an application therefor in any jurisdiction in order to prevent, or to warn against risks of, death, bodily harm, or other severe adverse event;

(c)	information on withdrawal of the Licensed Product from the marketplace in any jurisdiction;

(d)	information on important revisions of the warnings or precautions in the usage of the Licensed Product as set forth in the labeling pursuant to a Regulatory Approval or an application therefore in any jurisdiction; and

(e)	any information about the Licensed Product which would reasonably be expected to adversely impact the continued development or marketing of a Licensed Product in any jurisdiction.

1.44	“Party” means Wilex or Telix and “Parties” means Wilex and Telix.

1.45	“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, company, joint venture, estate, trust, association, organization, labor union, government agency or other entity the law recognises.

1.46	“Phase III Clinical Study” means a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(c) in the United States, or a similar clinical study prescribed by the relevant governmental authority in a country other than the United States.

1.47	“Product Program Improvement” means any Program Improvement other than Girentuximab Generic Program Improvements or Joint Program Improvements.

1.48	“Program” means all activities related to the development and commercialization of Licensed Products for use and sale within the Field performed by or on behalf of Telix, its Affiliates and sublicensees and any activities performed by Wilex (or its Affiliates) pursuant to this Agreement.

1.49	“Program Improvements” means any and all inventions, developments, improvements, results, know-how, and other information, including clinical, technical, scientific, and medical information, know-how, methods, inventions, practices, and trade secrets, quality control information and procedures, pharmacological, toxicological and clinical test data and results and regulatory information and all Intellectual Property relating to any of the foregoing, that is developed by or on behalf of Telix (or its Affiliates or sublicensees) or Wilex (or its Affiliates) or jointly by Telix and Wilex or any of their respective Affiliates, in connection with the Program.

1.50	“Protective Action” has the meaning ascribed to that term in Section 7.2(a).

1.51	“Quarter” means a calendar quarter consisting of any of the three-month periods ending on March 31, June 30, September 30 and December 31 in any particular year.

1.52	“Regulatory Approval” means:

(a)	in the United States, written notice of marketing approval by the FDA based on approval of an NDA; and

(b)	in any other country in the Territory, written notice of required marketing approval by the Regulatory Authority having jurisdiction in such country, provided that with respect to countries in the EES or (in the event that the United Kingdom leaves the European Union and neither joins the European Free Trade Association nor enters into an independent agreement with the European Union equivalent to that under the Agreement on the European Economic Area of 17th March 1993 but concludes an agreement with the European Union under which the United Kingdom continues to recognize the authority within the United Kingdom of centralized marketing authorizations issued pursuant to Regulation 727/2004 (EC)) the United Kingdom, written notice of a centralized marketing authorization from the European Medicines Agency shall constitute written notice with respect to each and every such country;

(c)	the lawful use of medicinal products pursuant to conditional marketing approvals, exceptions to statutory requirements and otherwise; and

(d)	where necessary or relevant, written approval from any local authority in charge of the nuclear security.

1.53	“Regulatory Authority” means the agency, if any, of the national government of any country with which a pharmaceutical or biological therapeutic product must be registered or by which a pharmaceutical or biological therapeutic product must be approved prior to its manufacture, use, or sale in such country, provided that with respect to countries in the European Union or the EES, the European Medicines Agency shall constitute such an agency with respect to each and every such country in addition to any agency of a national government of such country.

1.54	“Sublicense Income” means [**].

1.55	“Telix” has the meaning ascribed to that term in the first paragraph of this Agreement.

1.56	“Term” has the meaning ascribed to that term in Section 12.1.

1.57	“Territory” means each of the Diagnostic Territory and the Therapeutic Territory and both (where the context permits it).

1.58	“Therapeutic Product” means Girentuximab labeled with any therapeutic radioactive isotope and designed for or capable of therapeutic use.

1.59	“Therapeutic Territory” means all countries of the world, other than the Excluded Territories.

1.60	“Third Party” means any Person other than Wilex or Telix or an Affiliate or an employee of Wilex or Telix.

1.61	“Valid Claim” means any claim of an issued and unexpired patent that has neither been held unenforceable, unpatentable, nor invalid by a final decision of a court or a governmental agency of competent jurisdiction (including without limitation any competent patent office), from which no further appeal is possible.

1.62	“Wilex” has the meaning ascribed to that term in the first paragraph of this Agreement.

1.63	“Wilex Know-How” has the meaning ascribed to that term in Section 1.64(b).

1.64	“Wilex Intellectual Property” means:

(a)	any and all patent applications and patents necessary or useful for the research, development, manufacture, commercialization, use, sale, offering for sale, distribution, exportation, importation or marketing of any Licensed Product, including all patent applications and patents short particulars of which are set forth on Exhibit A, and any and all divisions, continuations, continuations-in-part, substitute applications, reissues, reexaminations and extensions of any of the foregoing patent applications and patents and all relevant supplementary certificates and all authorizations and applications for authorization to market orphan medicinal products in the EES and, should the United Kingdom leave the EES, the United Kingdom, that is owned or otherwise controlled or licensed by Wilex (“Licensed Patents”), including Girentuximab Generic Program Improvements that relate to the research, development, manufacture, commercialization, use, sale, offering for sale, distribution, exportation, importation or marketing of any Licensed Product and Wilex’s rights in any Joint Program Improvements and Wilex Program Improvements;

(b)	any and all patent applications and patents necessary or useful for the manufacture, sale, offering for sale, distribution, exportation, importation or marketing of the Naked Antibody, including all patent applications and patents short particulars of which are set forth on Exhibit A, and any and all divisions, continuations, continuations-in-part, substitute applications, reissues, reexaminations and extensions of any of the foregoing patent applications and patents and all relevant supplementary certificates, that is owned or otherwise controlled or licensed by Wilex (“Licensed Patents”), including Girentuximab Generic Program Improvements that relate to the manufacture, sale, offering for sale, distribution, exportation, importation or marketing of Girentuximab in any Joint Program Improvements and Wilex Program Improvements;

(c)	the trade marks, applications for trade marks and registered trade marks specified in Exhibit B (“Licensed Trademarks”); and

(d)	any and all technical information, regulatory information, clinical information, know-how, processes, procedures, methods, formulae, protocols, techniques, software, data and other Intellectual Property and information that is necessary or useful for the research, development, manufacture, commercialization, use, sale, offering for sale, distribution, exportation, importation or marketing of the Licensed Product, in each case that is owned or otherwise controlled or licensed by Wilex such that Wilex may grant a license thereunder (“Wilex Know-How”), including Girentuximab Generic Program Improvements and Wilex’s rights in any Joint Program Improvements and Wilex Program Improvements.

1.65	“Wilex Program Improvements” means Program Improvements created or invented solely by employees or consultants of Wilex.

1.66	Construction and Interpretation. For purposes of this Agreement:

(a)	headings and underlined type are for convenience only and do not affect the interpretation of this agreement;

(b)	words in the singular shall be held to include the plural and vice versa as the context requires;

(c)	the word “including” and “include” shall mean “including, without limitation,” unless otherwise specified;

(d)	the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all references to “Section,” “Article,” “Schedule” and “Exhibit,” unless otherwise specified, are intended to refer to a Section, Article, Schedule or Exhibit of or to this Agreement;

(f)	a reference to a right includes a remedy, power, discretion, authority or benefit;

(g)	words of any gender shall include any other gender as the context requires and

(h)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

II. LICENSE AND SUPPLY OF GIRENTUXIMAB

2.1	License Grant (the “License”).

(a)	Wilex grants Telix the exclusive right and license, or, as applicable, sublicense, to use the Licensed Patents and Wilex Know-How to develop, manufacture, commercialize, use, sell, offer to sell, distribute, export, import or market:

(i)	Diagnostic Products in the Field in the Diagnostic Territory; and

(ii)	Therapeutic Products in the Field in the Therapeutic Territory.

(b)	Wilex grants Telix the non-exclusive right and license, or, as applicable, sublicense, to use the Licensed Patents and Wilex Know-How to manufacture, sell, offer to sell, distribute, export, import or market the Naked Antibody anywhere in the world.

(c)	Wilex retains the right to grant to Telix or any third party the exclusive or non-exclusive license to research, develop, commercialize, use, sell, offer to sell, distribute, export, import or market products (excluding any Licensed Product) which is based on and/or contains the Naked Antibody, provided always that any such license in no way diminishes or otherwise affects the rights granted to Telix in this agreement.

(d)	Wilex grants to Telix a non-exclusive license to use the Licensed Trade Marks in the Territory as a trade mark on or in connection with products incorporating the Licensed Products.

(e)	Wilex will disclose to Telix all Documentation and all Wilex Know-How which it is free to disclose and which is necessary or desirable to be disclosed to Telix to enable Telix to develop, manufacture, use, sell or market the Licensed Products under the Licensed Patents as soon as possible, using all Reasonably Commercial Efforts. The parties must agree on priorities for disclosure of Documentation and Wilex must disclose all information required to commence the Agreed Activities listed in Section 4.2 of this Agreement within [**] of the Effective Date.

2.2	Sublicensing. Subject to the terms and conditions set forth in this Agreement, Telix shall have the right to grant sublicenses to Affiliates of Telix and Third Parties of the Wilex Intellectual Property, provided that:

(a)	the terms and conditions of each such sublicense are consistent with and no less restrictive on the sub-licensee than the terms and conditions of this Agreement;

(b)	Telix promptly provides to Wilex a true and complete copy of each such sublicense with any Third Party; and

(c)	Telix remains liable for the acts or omissions of any such sublicensee and remains responsible for its own obligations under this Agreement.

2.3	Supply and manufacturing of Girentuximab.

(a)	Wilex and its Affiliates shall have the right upon reasonable notice (which shall not be less than [**] or any other notice provided for in the relevant manufacturing agreement if such minimum notice is longer than [**]) to Telix to purchase Girentuximab from Telix at [**], provided that such purchase does not materially impact the marketing or sale of the Licensed Product.

(b)	Wilex will use any Girentuximab material supplied by Telix in strict compliance with all applicable Laws and Telix’s protocols and regulatory filings, including export restrictions, patient safety, dosing limits and other prescription information, if relevant.

(c)	All Girentuximab materials provided by Telix shall be used by Wilex for internal research purposes only. Wilex shall not sell, transfer, disclose or otherwise provide access to the materials, any method or process relating thereto or any material that could not have been made but for the foregoing to any person or entity without the prior express written consent of Telix, except that Wilex may allow access to the Girentuximab materials to its employees or agents solely for purposes of performing research and consistent with the terms of this Agreement.

(d)	On and from the Effective Date, Telix shall be exclusively responsible for manufacturing or having manufactured the Licensed Product in finished and packaged form ready to sell and meeting the specifications approved in the Field by the respective health authorities in the Territory.

(e)	Telix will use commercially reasonable efforts to supply third parties named by Wilex with the Naked Antibody under the conditions defined in 2.3 (a) for commercial use.

III. CONSIDERATION

As partial consideration for the rights and licenses granted to Telix in this Agreement, Telix shall pay to Wilex the following amounts by wire transfer in immediately available funds to an account designated by Wilex:

3.1	Upfront Payment. In addition to (and not in lieu of) other payments due under this Agreement, Telix shall pay to Wilex US$[**] within [**] of the Effective Date.

3.2	Tech Transfer Payment. In addition to (and not in lieu of) other payments due under this Agreement, Telix shall pay to Wilex US$[**] within [**] after completion of:

(a)	the transfer of all technical, regulatory, pre-clinical clinical and manufacturing documentation and data relating to Girentuximab (“Documentation”), which is in the possession or under the control of Wilex to Telix, in a form reasonably satisfactory to Telix to enable Telix to develop, manufacture and Commercialize the Licensed Products; and

(b)	transfer or grant of access to the biological materials in the possession of or under the control of Wilex, together with the transfer of sufficient material to Telix’s nominated CMO(s) to begin pre-GMP Production activities outlined in section 4.2(b).

3.3	Manufacturing Milestone Payments. In addition to (and not in lieu of) other payments due under this Agreement, Telix shall pay to Wilex, either:

(a)	US$[**] within [**] of delivery of [**]:

(i)	[**]

(ii)	[**]; or

(b)	US$[**] within [**] of delivery of [**],

and to avoid doubt, Telix shall not make any payment to Wilex following delivery of [**].

3.4	Diagnostic Product Milestone Payments. Telix shall pay a milestone payment to Wilex upon the achievement by Telix, or any of its Affiliates or sublicensees, of the milestone event corresponding to such milestone payment in accordance with the following:

(a)	Approval of a New IND Application. Following submission of a new IND application [**] (“New IND Application”), Telix shall make a one-time payment to Wilex of US$[**] within [**] after receiving approval by the FDA (or equivalent regulatory body) of the New IND Application. To avoid doubt such a payment will be required even if Telix is required by the FDA to [**].

(b)	LPI Event. Telix shall make a one-time payment to Wilex of US$[**] within [**] after enrollment of the last patient in a Phase III Clinical Study using a Diagnostic Product.

(c)	BLA Granted. Telix shall make a one-time payment to Wilex of US$[**] within thirty (30) days after a biologics license application (“BLA”) has been granted by the FDA for a Diagnostic Product.

(d)	Reimbursement for First Indication [**]. Telix shall make a one-time payment to Wilex of US$[**] within [**] after the first reimbursement in the United States for the first Indication of Diagnostic Product.

(e)	Reimbursement for First Indication [**]. Telix shall make a one-time payment to Wilex of US$[**] within [**] after the first reimbursement outside the United States for the first indication of Diagnostic Product.

Each of the milestones in Sections 3.4(a) to 3.4(e) shall be payable at most one time. Each of the milestones will be paid in cash.

3.5	Therapeutic Product Buyout Payment.

(a)	The parties acknowledge that, without affecting the scope of the Licence and Telix’s rights under this Agreement, Telix shall notify Wilex no later than [**] prior to filing a BLA in the United States for a Therapeutic Product.

(b)	If Wilex provides notice to Telix that, in order to ensure unchallenged access for Telix to market Therapeutic Products in the United States and extinguish all co-promotion rights of third parties, Wilex intends to make a payment to a third party, then:

(i)	Telix shall make a one-time payment to Wilex of an amount equal to the lesser of US$3,000,000 and the amount payable to the third party to extinguish any third party’s co-promotion rights in the United States (“Buyout Payment”), within [**] of such notification; and

(ii)	immediately thereafter, Wilex must buy out and terminate any third party’s co-promotion rights on such Therapeutic Product in the United States.

3.6	Royalty Payments.

(a)	Subject to Section 8.2, Telix shall pay royalty payments on a Licensed Product-by-Licensed Product and country-by-country basis to Wilex in respect of the sale of Diagnostic Products as follows:

(i)	If the Diagnostic Product is based on the New Process using the Established MCB, or if Diagnostic Product is based on the New MCB and the Buy-Out Payment according to Section 3.5 (b) above will not become due, Wilex is entitled to receive a royalty on Net Sales of Diagnostic Products in the Diagnostic Territory equal to:

(A)	[**]% of such Net Sales for the first 10 (ten) years after the first product sale, and

(B)	[**]% of such Net Sales for the years 11 (eleven) to 20 (twenty) after the first product sale.

(ii)	If the Diagnostic Product is based on the New MCB, Wilex is entitled to receive a royalty on Net Sales of Diagnostic Product in the Diagnostic Territory equal to:

(A)	[**]% of such Net Sales for the first 10 (ten) years after the first product sale, and

(B)	[**]% of such Net Sales for the years 11 (eleven) to 20 (twenty) after the first product sale.

(b)	Subject to Section 8.2, Telix shall pay royalty payments on a Licensed Product-by-Licensed Product and country-by-country basis to Wilex in respect of the sale of Therapeutic Products as follows:

Wilex is entitled to receive a royalty on Net Sales of Therapeutic Product by Telix in the Territory equal to:

(A)	[**]% of such Net Sales for the first 10 (ten) years after the first product sale; plus

(B)	an amount equal to any royalties owed by Wilex to third parties based on sales of Therapeutic Products by sublicensees of Wilex, as set out in Exhibit C, or as otherwise agreed by Telix in writing.

(c)	No multiple royalties shall be due or payable because the development, manufacture, use, offer for sale, marketing, sale, importation or other disposal of the Licensed Product is or shall be covered by more than one Valid Claim in the Wilex Intellectual Property. Telix acknowledges and agrees that Telix shall be solely responsible for paying all royalties owed to Wilex on account of Net Sales by Telix and any and all Affiliates of Telix.

(d)	Upon expiration of the royalty under Section 3.6(a) with respect to a Licensed Product in a country, the rights and licenses granted by Wilex to Telix pursuant to Article II shall become fully paid-up, royalty-free and irrevocable with respect to such Licensed Product in such country.

3.7	Sublicense Fee Payments.

In the event that Telix grants a sublicense to any Third Party under Wilex Intellectual Property pursuant to Telix’s rights under Section 2.2 above, Telix shall pay sublicensee fee payments to Wilex on the basis set out below:

(a)	in respect of a sublicense of [**], Wilex is entitled to [**];

(b)	in respect of a sublicense of [**], Wilex is entitled to [**],

provided that:

(c)	[**]; and

(d)	[**].

3.8	Payment and Reports. Telix shall pay to Wilex, not later than [**] after the end of each Quarter, the royalties and Sublicense Income owed to Wilex under the terms of Section 3.6 and Section 3.7 (as applicable). Each such payment will be accompanied by a report in writing (the “Royalty Report”) specifying the Quarter to which such payment applies and detailing the calculation of such amount due to Wilex for such Quarter on a country-by-country basis. Except as otherwise expressly permitted in Section 3.12 with respect to taxes, all payments by Telix shall be made without set-off or deduction of any kind.

3.9	Foreign Exchange. For the purpose of calculating Net Sales and paying royalties hereunder, where the consideration paid in connection with such Net Sales is in a currency other than U.S. Dollars, conversion from such foreign currency to U.S. Dollars will be at the weighted average rate of exchange published in the New York edition of The Wall Street Journal (or, if The Wall Street Journal is not then published, such other comparable financial periodical of general circulation in the United States) with respect to the currency of the country of origin of such Net Sales for the Quarter for which such royalties are being paid.

3.10	Records. Telix will keep, and will require any Affiliates or sublicensee selling the Licensed Product to keep, for [**] from the date of each payment of royalties, complete and accurate records of Net Sales and net units sold of the Licensed Products in sufficient detail to allow the royalties to be determined accurately.

3.11	Audit.

(a)	Wilex will have the right for a period of [**] after receiving each Royalty Report with respect to royalties and Sublicense Income due and payable to appoint an independent certified public accountant reasonably acceptable to Telix to inspect the relevant records gathered by Telix to verify the accuracy of such Royalty Report.

(b)	Telix will make its records and the records of its Affiliates available (including any applicable reports received from its sublicensees selling Licensed Products) for inspection by such independent certified public accountant during regular business hours at such place or places of Telix where such records are customarily kept, upon reasonable notice - not less than [**] - from Wilex, to verify the accuracy of the Royalty Report. Such inspection right will not be exercised more than [**].

(c)	Wilex will bear all costs, fees and expenses associated with an audit conducted pursuant to this Section 3.11, provided, however, that if the designated auditor discovers an underpayment of the lesser of [**] percent ([**]%) or [**] United States dollars (US$[**]), or more for any Quarter between the amount of royalties and Sublicense Income Telix has paid under this Agreement and the amount of royalties and Sublicense Income actually owed to Wilex under this Agreement, then Telix will bear all costs and expenses associated with such audit. [**].

3.12	Taxes.

(a)	Telix will make all payments to Wilex under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b)	Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Telix on behalf of Wilex to the appropriate governmental authority, and Telix will furnish Wilex with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Wilex.

(c)	Telix and Wilex will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Telix or Wilex to secure a reduction in the rate of applicable withholding taxes.

(d)	If Telix had a duty to withhold taxes in connection with any payment it made to Wilex under this Agreement but Telix failed to withhold, and such taxes were assessed against and paid by Telix, then Telix will furnish Wilex with proof of payment of such taxes (including any interest) and Wilex will reimburse Telix for such amount (including any interest), excluding, however, any penalties imposed.

IV. PRODUCT DEVELOPMENT. CLINICAL TRIALS AND REGULATORY APPROVALS

4.1	Licensed Product Development Responsibilities. As between the Parties, Telix will be solely responsible for and shall use Commercially Reasonable Efforts to develop the Licensed Product for Regulatory Approval in the Field in the Territory, including the Agreed Activities. Notwithstanding the foregoing, Wilex agrees, to cooperate with Telix and to provide assistance of an advisory nature as reasonably necessary in connection with any research and development activities directed toward commercializing the Licensed Product in the Field in the Territory. Telix must reimburse Wilex for any third party costs incurred by Wilex in performing such obligations on a pass through basis with no mark up.

4.2	Agreed Activities.

(a)	The parties acknowledge and agree that, in order to comply with current FDA manufacturing standards, production of Licensed Products with the existing master cell bank (“Established MCB”) must be re-validated with synthetic culture media that does not contain animal-derived products such as Bovine Serum Albumin (“BSA”). The currently implemented GMP process (“Established Process”) uses BSA in the culture media.

(b)	Within [**] of the Effective Date, Telix will enter into a contract with one or more qualified contract manufacturing organisations (“CMOs”) to provide the following “Initial Development Services”:

(i)	[**]; and

(ii)	[**].

(c)	Telix will provide Wilex with a complete set of documentation related to the New Process.

(d)	Following delivery of the Initial Development Services by the CMO(s) engaged by Telix pursuant to Section 4.2(b), Telix will conduct analytical comparability studies between:

[**]

(“Comparability Study”) including but not limited to [**].

(e)	Following completion of the Comparability Study, Telix will determine and provide notice to Wilex of the outcome of the Comparability Study and its decision whether:

(i)	to proceed to GMP Production stage, either using the Established Process, using the Established MCB or using the New Process, using the Established MCB, in which case Telix will make a one-time payment to Wilex of US$[**] within [**] of submission of Comparability Study to Wilex in order to proceed with GMP production, at its own cost, using the Established Process or the New Process (as applicable).

(ii)	to proceed to GMP Production stage using the [**] to develop a new master cell bank (“New MCB”), in which case Telix will make a one-time payment to Wilex of US$[**] within [**] of submission of the Comparability Study to Wilex in order to proceed with GMP production, at its own cost, using the New MCB.

(iii)	not to proceed to GMP Production stage on the basis that the Comparability Study indicates that either the New Process development was unsuccessful or the [**] development yields material that would be insufficiently comparable and not commercially viable for use as a Diagnostic Product, in which case, Telix will terminate the agreement with immediate effect by giving notice to Wilex.

4.3	Trademarks. Telix will determine which trademark or trademarks will be used in marketing the Licensed Product in the Field in the Territory, provided that such trademark or trademarks shall comply with all applicable laws and regulations and shall not, without the prior written consent of Wilex under a separate written trademark license, incorporate any trademark or other indication of origin of Wilex, other than the Licensed Trademarks licensed to Telix under this Agreement.

4.4	Regulatory Activities.

(a)	Telix (or its designated Affiliates, contractors or sublicensees) will prepare, submit and hold all Applications for Regulatory Approval for the Licensed Product in the Field in the Territory.

(b)	Telix (or its designated Affiliates, contractors or sublicensees) will be responsible for interactions with Regulatory Authorities in the Territory with respect to the Licensed Product in the Field and will bear related expenses.

(c)	Telix will be responsible for obtaining Regulatory Approvals for development, use, and Commercialization of the Licensed Product from the Regulatory Authorities in the Territory and will use Commercially Reasonable Efforts to obtain such approvals. Telix will pay or cause the payment of all costs and expenses necessary to obtain such approvals, including all costs of human clinical trials and all costs of drafting and filing Applications for Regulatory Approval in the Territory.

(d)	As between the Parties, the development and commercialization of the Licensed Product in the Field to be conducted under the terms and conditions of this Agreement shall be under sole control of Telix.

4.5	Data Sharing. Telix shall provide Wilex with [**] progress reports setting forth a summary of the status of development of the Licensed Product and all data owned or controlled by Telix which data relates to the Licensed Product. All such data shall be considered the Confidential Information of Telix. Wilex agrees to share all data owned or controlled by Wilex and to which Wilex has a right to share with Telix without payment of any kind to a Third Party, which data relates to the Wilex Intellectual Property that is related to the Licensed Product.

V. COMMERCIALIZATION

5.1	Sales and Marketing. As between the Parties, Telix will be responsible for sales, marketing and promotional activities for the Licensed Product in the Field in the Territory (including determination of pricing, marketing, sale and distribution strategies) and will bear all related expenses.

5.2	Medical Inquiries. During the Term, Telix and its Affiliates and sublicensees will have responsibility for all correspondence with physicians in the Territory relating to the Licensed Product in the Field, and for providing mutually agreed information to physicians in response to medical inquiries, all in accordance with Telix’s or its Affiliate’s or sublicensee’s standard operating procedures and in compliance with applicable laws and regulations. Wilex will promptly refer to Telix all medical or patient questions emanating from the Territory relating to the Licensed Product in the Field.

5.3	Distribution and Customer Service. Telix and its Affiliates and sublicensees will have the sole responsibility for Licensed Product distribution, inventory, returns, accounts receivable and customer service in the Field. All customer complaints and inquiries regarding the Licensed Product in the Field will be referred by Wilex to Telix or its applicable Affiliate or sublicensee.

5.4	Licensed Product Recalls. Telix and its Affiliates and sublicensees will have the responsibility for, and will bear all costs related to, any total or partial recall or market withdrawal of the Licensed Product in the Field (whether voluntary or not).

5.5	Pharmacovigilance. Telix will be responsible for the ongoing pharmacovigilance activities within the Territory and will establish a global pharmacovigilance database for Licensed Product.

VI. OWNERSHIP AND INTELLECTUAL PROPERTY

6.1	Ownership.

(a)	Subject to Section 6.1(c) and Telix’s license rights under the License, Telix is and will be the exclusive, world-wide licensee pursuant to Wilex Program Improvements, Wilex Intellectual Property and Wilex Confidential Information solely related to Licensed Product; provided, however, that Telix, its Affiliates and sublicensees shall have a royalty-free, non-exclusive, world-wide right and license to use, assign or transfer the Wilex Program Improvements in connection with the development and commercialization of the Licensed Product within the Field.

(b)	Subject to Section 6.1(c), Telix is and will be the sole owner of Product Program Improvements created or invented solely by employees or consultants of Telix, Telix’s other intellectual property and Telix Confidential Information.

(c)	Subject to Telix’s license rights under the License, (a) the Parties shall jointly own Joint Program Improvements, and (b) each Party is hereby permitted to exercise any right with respect to any Joint Program Improvement, including any right to exploit, license, assign or transfer its rights in or to any Joint Program Improvement, without a duty to account or pay any amounts to the other Party with respect thereto.

6.2	Patent Applications on Wilex Know-How and Wilex Improvements.

(a)	Subject to Section 6.4, Wilex shall have the sole right to file, prosecute and maintain all Licensed Patents and Licensed Trademarks. Wilex shall use Commercially Reasonable Efforts to prosecute and maintain such Licensed Patents and Licensed Trademarks in the Major Market Countries. In the event that Wilex decides to abandon or not maintain a patent application or patent that is part of the Licensed Patents or Registered Trademark which is relevant to a Licensed Product, Wilex shall notify Telix in writing of such decision at least [**] prior to Wilex allowing such application to go abandoned or prior to Wilex not taking a necessary step to maintain such patent or trademark and:

(i)	Telix will have the option of taking over the prosecution or maintenance of such application or patent or trademark at its sole expense; and

(ii)	if Telix elects to take over the prosecution or maintenance of such application or patent or trademark pursuant to this Section 6.2, Wilex will assign free of charge all its right, title and interest in such application or patent or trademark, including any registration of ownership or any license or other arrangement with any third party under which Wilex has control of such application or patent or trademark, to Telix.

(b)	Wilex shall provide Telix with all material documentation and correspondence from, sent to or filed with patent or trademark offices regarding the Licensed Patents and Licensed Trademarks in the Territory and with a reasonable opportunity to review and comment upon all filings and registrations with such offices in advance.

(c)	As between the Parties, Telix shall be responsible for all out of pocket costs and expenses in prosecuting and maintaining the Licensed Patents and Licensed Trademarks in the Territory, including the costs of oppositions, interferences and similar proceedings, and any appeals arising therefrom.

6.3	Telix shall have the right to file, prosecute and maintain all patents and patent applications relating to Product Program Improvements (“Telix Patents”). Telix shall use Commercially Reasonable Efforts to prosecute and maintain the Telix Patents in the Major Market Countries. As between the Parties, Telix shall be responsible for all out of pocket costs and expenses in prosecuting and maintaining any Telix Patents, including the costs of oppositions, interferences and similar proceedings, and any appeals arising therefrom. In the event that Telix decides to abandon or not maintain a patent application or patent that is part of the Telix Patents, Telix shall notify Wilex of such decision and Wilex shall have the right but not the obligation to assume the responsibility at its sole cost and expense for prosecution of such patent application or maintenance of such patent, and Telix shall, upon written notice from Wilex and at Wilex’s sole cost and expense, affect an assignment to Wilex of such patent application or patent as reasonably requested by Wilex.

6.4	Telix shall have the first right, but not the obligation, to file, prosecute and maintain all patents and patent applications covering Joint Program Improvements (the “Joint Patents”). The Parties shall confer regarding the strategy, process, scope, and status of the Joint Patents and proposed content of any filings with applicable patent authorities. Telix will copy any non-Wilex owner of the Joint Patents on all substantive patent correspondence in time for that party to comment. If Telix decides not to file or decides to abandon any given Joint Patent in a given jurisdiction, Wilex shall have the right, but not the obligation, to do so at its sole cost and expense.

6.5	Disclosure of Program Improvements. Each Party will promptly disclose all Program Improvements to the other Party in writing with all relevant data supporting such Program Improvement.

6.6	Cooperation. Each Party will cooperate, and will cause its employees, consultants and subcontractors to cooperate, with all reasonable requests of the other Party for assistance in preparation and prosecution and maintenance of any applications for patent and any patent issuing therefrom and any trademark and any registration issuing therefrom that is owned by the requesting Party hereunder.

6.7	To the extent that any right, title, or interest in or to any intellectual property conceived, created, developed, or otherwise made by or on behalf of either Party or its Affiliates during the Term vests in a Party or its Affiliates, by operation of Law or otherwise, in a manner contrary to the ownership as set forth in this Article VI, such Party shall, and hereby does, on behalf of itself and its Affiliates, irrevocably assign to the other Party any and all of such Party’s and its Affiliates’ right, title, and interest in and to such intellectual property without the need for any further action by any Party. Upon a Party’s reasonable request and at its expense, the other Party promptly shall execute and deliver to the requesting Party any and all further documents and instruments or take other reasonable actions which may be necessary or appropriate to achieve and confirm the requesting Party’s ownership of the intellectual property that is the subject of this Article VI.

6.8	Telix shall have the sole right to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the Territory in relation to the Licensed Products in the Field. The Parties shall cooperate in connection with all such activities, and Telix will consider in good faith timely suggestions and comments of Wilex regarding any such activities.

6.9	No Challenge. Neither Party shall challenge the validity or enforceability of any of the patents that are licensed to it hereunder or assist or support in any way any Third Party to do the same (unless such restrictions is prohibited by mandatory laws). If a Party or any of its Affiliates challenges the validity or enforceability of any of the patents that are licensed to it hereunder or assists any Third Party to do the same (unless provided for by mandatory laws or in response to a suit brought by the other Party), such Party shall pay the other Party’s reasonable costs and expenses (including attorneys’ fees and disbursements) for defending against such challenge, which payments shall be made on a monthly basis in arrears.

VII. INFRINGEMENT BY OR CLAIMS AGAINST THIRD PARTIES

7.1	Notices. Each Party will advise the other Party promptly upon its becoming aware of:

(a)	any unlicensed activities which such Party believes may be an actual or impending infringement in the Territory of any Wilex Intellectual Property;

(b)	any attack on or appeal of the grant of any Wilex Intellectual Property; or

(c)	any application made for a compulsory license under any Wilex Intellectual Property.

7.2	Control of legal action.

(a)	Telix shall have the first right, but not the obligation, to bring, at Telix’s expense, whatever legal or other action is required in response to activities requiring notice under Section 7.1 (“Protective Action”). In the event that, within [**] (or such shorter period as would be required to preserve an ability to bring a particular Protective Action) of Wilex or Telix being advised of an activity requiring notice under Section 7.1, Telix has not taken reasonable steps to commence and prosecute such a Protective Action, then Wilex shall have the right, but not the obligation, at Wilex’s expense, to commence and prosecute such Protective Action. Whichever Party commences and prosecutes a Protective Action is designated the “Controlling Party” and the other Party is designated the “Non-Controlling Party.” Telix may allow its Affiliates or sublicensees to participate in any Protective Action.

(b)	If the Controlling Party chooses to commence and prosecute any Protective Action, the Controlling Party shall control all aspects of such Protective Action; provided that the Controlling Party shall, whenever practicable, reasonably consult with the Non-Controlling Party on material matters related to such Protective Action, and shall give reasonable consideration to any matters raised by the Non-Controlling Party or its counsel. The Non-Controlling Party shall reasonably cooperate in the defense or prosecution thereof, including [**]. Such cooperation shall include access during normal business hours afforded to the Controlling Party to, and reasonable retention by the Non-Controlling Party of, records and information that are reasonably relevant to such Protective Action, and [**], and the Controlling Party shall reimburse the Non-Controlling Party for all its reasonable fees and expenses in connection therewith. Each Party may be represented by counsel of its own selection at its own expense in such Protective Action.

(c)	Any recovery obtained as a result of such Protective Action, whether by judgment, award, decree, or settlement, will, after reimbursement of the Parties for their reasonable costs and expenses (including attorney fees) associated with such Protective Action, be paid to or retained by the Controlling Party. On any recovery obtained by such action for lost sales, Wilex shall be paid the amount that would have been payable to them as royalties hereunder as if Telix had made such sales, in each case including amounts received as damages calculated on concepts other than lost sales, after deduction of litigation costs and reasonable expenses. To the extent such recovery is insufficient to reimburse the Parties’ associated reasonable costs and expenses fully, then the recovery will be allocated between the Parties pro rata, based on each Party’s reasonable costs and expenses associated with such Protective Action.

VIII. INFRINGEMENT OF THIRD PARTY RIGHTS

8.1	Third Party Claims. Telix and Wilex will each promptly notify the other Party of any Claim by a Third Party against Telix or Wilex, or any Affiliate or sublicensee of Wilex or Telix, alleging infringement of such Third Party’s intellectual property rights as a result of the development, manufacture, marketing, sale, importation, or use of the Licensed Product anywhere in the Territory. At the alleged infringing Party’s request, the other Party cooperate with each other to resolve such claimed infringement, with each Party entitled to participate in the defense and to be represented by counsel of its choice, with each Party being responsible for the fees of its counsel; provided, however, that if it appears reasonably likely that the claimed infringement will give rise to a Claim for indemnification hereunder, then the Party against whom such Claim for indemnification would be made will have the first right to defend against such Claim in accordance with Article XIII below.

8.2	Payments to Third Parties. If a Third Party has or receives a patent in any country that covers the development, manufacture, sale, importation, or use of the Licensed Product anywhere in the Territory and Telix determines that Telix is required to obtain a license to such patent as to the Licensed Product in one or more countries for a royalty or other payment to such Third Party (including that any Licensed Product at issue cannot be reasonably manufactured differently so as to avoid the requirement), Telix may enter into such a license agreement and shall be responsible for all payments due to such Third Party pursuant to the terms of such license agreement, [**] of the amount of which shall be deducted from the royalties to be paid according to Section 3.6; provided, however, that in no event shall such deduction for the aggregate amount of all Third Party royalties in any Quarter be greater than [**] percent ([**]%) of the royalties that would otherwise have been owed to Wilex in the absence of such Third-Party royalties.

IX. REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of Both Parties. Wilex and Telix each hereby represents and warrants to the other, as of the Effective Date, as follows:

(a)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and assets and to execute, deliver and perform this Agreement.

(b)	Neither it, nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the subject matter hereof, have been debarred or is the subject of debarment or other disciplinary proceedings by the FDA or any Regulatory Authority in the Territory.

(c)	No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to such Party in connection with its execution, delivery and performance of this Agreement.

(d)	The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder or membership action and will not (i) violate any applicable laws or regulations or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(e)	It is not under any contractual obligation to any Third Party that conflicts with the terms of this Agreement or that limits the rights of such Party to fulfill its obligations hereunder.

9.2	Representations and Warranties of Wilex. Wilex hereby represents and warrants to Telix, as of the Effective Date, as follows:

(a)	Wilex has the right to grant to Telix the licences granted under this Agreement relating to the Wilex Intellectual Property and that, to the best of its knowledge and belief, it has a good and valid title or exclusive right to use all Wilex Intellectual Property.

(b)	Wilex has disclosed to Telix on or before the date of this Agreement full and complete details of all licenses to which Wilex is a party that relate to the Wilex Intellectual Property the subject of the licenses under this Agreement.

(c)	That to the best of its knowledge and belief:

(i)	the Licensed Patents are valid; and

(ii)	the practice of the inventions protected by the Licensed Patents and the use of any Wilex Intellectual Property will not infringe the rights of any third parties;

(iii)	Wilex has complied with all applicable laws and standards in conducting any business activities to date (including in respect of the collection of data).

(d)	Wilex has received no notice and has no reason to expect such notice of any Claim by any Third Party or any Wilex employee that:

(i)	such Third Party or employee has any rights to Wilex Intellectual Property or the Licensed Product that prevent Wilex from granting to Telix the License;

(ii)	manufacture, sale, importation or use of the Licensed Product within the Field as contemplated hereby infringes any Third Party rights; or

(iii)	Licensed Patents (to the extent representing issued patents) are invalid or unenforceable.

(e)	Except as provided or limited in Article II, Wilex has licensed to Telix in this Agreement all rights that Wilex has with respect to the Licensed Product for manufacturing, use and sale within the Field.

(f)	There are no other agreements to which Wilex is a party or to which Wilex is subject which impair Wilex’s ability to perform its obligations under this Agreement or Telix’s rights under the License. For the avoidance of doubt, it is hereby stated that Wilex is free to conclude license agreements with third parties on the use of Wilex Intellectual Property Rights outside the Field.

(g)	There are no errors in the inventorship set forth in any of the patent applications comprising Licensed Patents.

(h)	Wilex has fulfilled and will fulfil all its obligations to validly sublicense to Telix Wilex’s rights under the Wilex Intellectual Property in accordance with any third party agreements.

(i)	Wilex has no reason to believe that it will not be possible to obtain Regulatory Approvals in respect of the Diagnostic Products and Therapeutic Products, except in respect to the Established Process as defined in Sections 1.21, 4.2 (a) above.

9.3	Mutual Limitations on Warranties. Other than the representations and warranties made by the parties pursuant to sections 9.1 and 9.2, the parties disclaim any and all other representations and warranties whether express or implied, including any representations or warranties of merchantability, or fitness for a particular purpose or any representations or warranty arising from course of dealing or usage of trade.

X. COVENANTS

10.1	Covenants of the Parties.

(a)	Throughout the Term, Wilex and Telix will comply in all material respects with all applicable laws and regulations, including the Act, concerning the development, manufacture, use and sale of the Licensed Product.

(b)	Each of Wilex and Telix will promptly notify each other if it becomes aware of any Other Information from sources other than the other Party. If any such Other Information relates to a fatal, life threatening, or other serious adverse event (as defined in ICH-E2A, Section II.B.), the Party first becoming aware of such event will promptly advise the other Party by telephone, fax, email, or other instantaneous method of communication and shall within [**] thereafter provide written confirmation of such Other Information. Wilex will allow Telix to comply (and Telix will be responsible for complying) with the adverse reaction reporting requirements of the Act, and other comparable applicable Laws outside the United States with respect to the Licensed Product.

(c)	The Parties will execute and deliver any further or additional instruments or documents and perform any acts which may be reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

(d)	Wilex undertakes to use Commercially Reasonable Efforts to maintain in force and full effect all the Licensed Patents listed in Exhibit A during the Agreement, at Telix’ costs as agreed in Section 6.2(c). Wilex will provide Telix with [**] update of Licensed Patents listed in Exhibit A.

(e)	Wilex undertakes to use Commercially Reasonable Efforts to maintain in force and full effect all licenses with Third Parties that are necessary for Telix to exercise its rights under the License and will not terminate or vary any such Third Party license without the prior written approval of Telix.

(f)	The parties acknowledge that Wilex is currently in the process of finalizing a license agreement with [**]. The parties agree that each such patent will constitute a Licensed Patent on and from execution of the [**]. Wilex must use all reasonable endeavours to finalise and execute the [**] on the terms which are (in all material respects) the same as to those disclosed to Telix prior to the date of this agreement. Any material change to the terms of the [**] (including any change to royalty obligations which affect the accuracy of Exhibit C) requires Telix’s prior written approval.

(g)	The parties acknowledge that:

(i)	Wilex has a license agreement with [**]; and

(ii)	[**].

Accordingly, the parties agree to use all reasonable endeavours, if required by Telix, [**].

10.2	Exclusivity and Non-Solicitation.

(a)	Wilex (and its Affiliates) shall not grant any additional licenses under Wilex Intellectual Property in the Territory for development or Commercialization of Licensed Products for use within the Field other than in support of the activities contemplated by the Agreement and with the consent of Telix.

(b)	During the term of the Agreement, neither Party shall solicit for employment any employees of the other party directly involved in the research and development activities with respect to the Licensed Product. This shall not apply to any general advertisements of any position(s) of employment made by a Party in the ordinary course of its business.

XI. CONFIDENTIAL INFORMATION

11.1	Confidentiality

(a)	During the Term and for a period of [**] thereafter, the recipient Party of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to its employees, agents, consultants, Affiliates, sublicensees, financing sources, attorneys, accountants and advisors, and its bona fide potential acquirers, who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality, non-disclosure and non-use no less restrictive than those set forth herein. The recipient Party of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

(b)	The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information set forth in Section 1.11 (the “Excluded Item”) shall not relieve the Party who obtained or received the Excluded Item from that Party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the other Party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the other Party.

(c)	The Parties agree that the obligations of this Section 11.1 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. The Parties agree that any breach or threatened breach of this Section 11.1 may cause irreparable injury to the injured Party for which Damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such Party will be entitled to seek equitable relief against the breach or threatened breach of the provisions of this Section 11.1.

(d)	Following termination of the License for any reason and at the request of the other, each Party will destroy all physical records or embodiments of Confidential Information of the other Party or return such information to the other Party, at the returning Party’s expense, and a senior officer of such Party shall certify to the other Party that all such items have been so returned or destroyed; provided, however, that each Party will be entitled to maintain one copy of the Confidential Information of the other Party solely for the purpose of monitoring its continuing obligations hereunder or exercising its continuing rights hereunder.

11.2	Disclosure to Investors; Public Announcements. Neither Wilex nor Telix shall make any public announcement concerning the terms of this Agreement not previously made public without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations (including the regulations of stock exchanges), court orders, or tax or securities filings. Such consent shall not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will, to the extent permitted by applicable law, regulations (including the regulations of stock exchanges), court orders, or tax or securities filings, submit a draft of the proposed announcement to the other Party in sufficient time to enable the other Party to consider and comment thereon.

11.3	Required Disclosure. The receiving Party will be entitled to disclose the disclosing Party’s Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the receiving Party pursuant to: (i) a valid order of a court or tribunal or other governmental body or (ii) any other applicable law or regulation; provided that if the receiving Party intends to make such disclosure or receives such demand, the receiving Party shall, to the extent possible, give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party will fully co-operate with the disclosing Party at the disclosing Party’s expense in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party will make such disclosure only to the extent that such disclosure is legally required.

11.4	Confidentiality Agreement. The Parties acknowledge and agree that the Confidentiality Agreement will cease to have any force and effect on and from the Effective Date and that the Parties will take all necessary steps to formally terminate the Confidentiality Agreement with effect from the Effective Date.

XII. TERM AND TERMINATION

12.1	Term.

(a)	This Agreement commences on the Effective Date and will remain in effect for so long as Telix or its Affiliates, sublicensees, successors, or assigns is selling the Licensed Product or is offering the Licensed Product for sale (the “Term”).

(b)	On expiry of the Term, Wilex grants Telix a royalty-free, non-exclusive, world-wide right and license to use, assign or transfer all remaining Wilex Intellectual Property.

12.2	Anticipatory termination by Wilex

(a)	Wilex may terminate this Agreement immediately, in the event:

(i)	of a material breach by Telix or its Affiliates of this Agreement, provided that Telix has received written notice with return receipt requested, from Wilex of such breach, specifying in detail the particulars of the alleged breach, and such breach has not been cured within [**] after the date of the relevant notice, or in the event that such a breach (other than an alleged material breach which is subject to a bona fide dispute between the Parties, in which case this Section 12.2(a) shall apply if and when the final resolution of such dispute determines the existence of such material breach) is curable but may not be reasonably cured in [**], then such cure period will be extended for an additional [**] period during which Telix is making good faith efforts to cure such breach; or

(ii)	Telix suffers a Bankruptcy Event; or

(iii)	a receiver is appointed or there is an assignment for the benefit of Telix’s creditors; or

(iv)	Telix discontinues its business other than in the context of a merger or similar combination transaction; or

(v)	upon [**] written notice to Telix, if Telix or any of its Affiliates, successors or assigns challenges the validity or enforceability of any of the patents licensed hereunder or assists any Third Party to do the same; provided that Telix does not cease such conduct with such [**] period.

(b)	If Wilex terminates this Agreement pursuant to Section 12.2(a), or Telix terminates this Agreement pursuant to Section 12.3(a), the License granted to Telix, and any other rights granted by Wilex hereunder, will automatically terminate, Telix shall promptly thereafter transfer or provide to Wilex all of the following with respect to the Licensed Product in the Field (collectively, the “Transfer Items”):

(i)	complete documentation of all clinical data and all regulatory data, in each case regarding the Licensed Product and generated by or on behalf of Telix;

(ii)	reasonably detailed disclosure of all Program Improvements and any other know-how or information other than the Program Improvements set forth in Section 12.2(b)(i) and that are controlled by Telix or its Affiliates;

(iii)	Where any Third Party rights have been obtained by Telix or its Affiliates for purposes of the Program, Telix will use Commercially Reasonable Efforts to promptly assign (or failing assignment, to sublicense) to Wilex such Third Party rights;

(iv)	the ownership of all regulatory submissions and filings related to the Licensed Product;

(v)	Telix will make personnel (as well as the personnel of its Affiliates) reasonably available to Wilex to effect an orderly transition to Wilex of the information and rights contemplated above in this Section 12.2(b) for a period of up to [**] following the effective date of termination;

(vi)	Telix, not later than [**] following the date of such termination, shall pay to Wilex all amounts accrued and owing to Wilex pursuant to the terms of this Agreement, less any amount due by Wilex to Telix pursuant to Section 13.1 hereof.

12.3	Anticipatory termination by Telix

Telix may terminate this Agreement upon written notice to Wilex:

(a)	for any reason and at any time during the Agreement, upon one-hundred eighty (180) days’ written notice to Wilex;

(b)	immediately, in the event of a material breach by Wilex or its Affiliates of this Agreement, provided that Wilex has received written notice from Telix of such breach, specifying in reasonable detail the particulars of the alleged breach, such breach is continuing for [**] after such notice and such breach has not been cured within such [**] period (except that, in the event such breach is curable but may not reasonably be cured in [**], then such cure period will be extended for an additional [**] period during which Wilex is making good faith attempts to cure such breach); and

(c)	immediately in the event that:

(i)	Wilex suffers a Bankruptcy Event that prevents it from fulfilling its obligations under this Agreement; or

(ii)	a receiver is appointed or there is an assignment for the benefit of Wilex’s creditors and Wilex is hereby prevented from fulfilling its obligations under this Agreement.

12.4	Right to sell Licensed Products.

(a)	For the avoidance of doubt, upon Telix’s termination of this Agreement pursuant to Section 12.2(a) or Section 12.3(a), Telix’s rights included in the relevant licenses granted by Wilex to Telix under this Agreement will immediately and automatically revert to Wilex; provided, however, that Telix will have [**] from Telix’s termination of the Agreement to complete the sale of any Licensed Product then in inventory, subject to payment of royalties according to Section 3.6.

(b)	If Telix terminates the Agreement pursuant to Section 12.3(b) or (c), then:

(i)	Wilex’s License grant to Telix will convert, if Telix requires it by writing, to an irrevocable License, and will survive termination subject to the fulfilment of Telix’ obligations set forth in this Agreement;

(ii)	Telix’s exclusive rights and licenses to commercialize and market the Licensed Product in the Territory continue, without impairment; and

(iii)	Telix has an option to purchase all Wilex Intellectual Property which relates to Licensed Products (including all patent applications, patents and trademarks), including any registration of ownership or any license or other arrangement with any third party under which Wilex has control of such Wilex Intellectual Property, for consideration of US$[**] (“Option”) which Telix may exercise by giving written notice to Wilex, following which Wilex must Wilex transfer all such Intellectual Property to Telix.

12.5	Rights and Duties Upon Termination or Expiration. Upon the termination or expiration of this Agreement, each Party will have the right to retain all payments from the other Party properly made pursuant to this Agreement, and each Party shall pay to the other all sums accrued hereunder which are then due.

XIII. INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1	In order to allocate between themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, from and after the Effective Date, the Parties shall indemnify each other as provided in this Article XIII.

13.2	Indemnification obligations of Telix. From and after the Effective Date, Telix shall defend, indemnify and hold Wilex, its Affiliates, and each of their respective officers, directors, agents, employees and shareholders (collectively, “Wilex Indemnified Parties”), harmless from and against any and all Damages which Wilex Indemnified Parties may incur or suffer, or with which any of them may be faced to the extent relating to a Third Party Claim arising out of:

(a)	the breach by Telix of this Agreement, including any breach of its representations, warranties, covenants or obligations under this Agreement;

(b)	Telix’s violation of any applicable Laws; or

(c)	Telix’s negligence or willful misconduct;

provided, however, that, in each such case, Telix shall not be liable hereunder to the extent such Damages arise from the willful misconduct or negligence of, or a violation of any applicable laws by, or from the breach of the provisions of this Agreement by, Wilex, its Affiliates, agents, employees or contractors or to the extent such liability is allocated in Section 13.4.

13.3	Indemnification obligations of Wilex. From and after the Effective Date, Wilex shall defend, indemnify and hold Telix, its Affiliates, and each of their respective officers, directors, agents, employees, shareholders or members (collectively, “Telix Indemnified Parties”) harmless from and against any and all Damages which Telix Indemnities may incur, or suffer, or with which any of them may be faced to the extent relating to a Third Party Claim arising out of:

(a)	the breach by Wilex of this Agreement, including any breach of its representations, warranties, covenants or obligations under this Agreement;

(b)	Wilex’s violation of any applicable Laws; or

(c)	Wilex’s negligence or willful misconduct;

provided, however, that, in each such case, Wilex shall not be liable hereunder to the extent such Damages arise from willful misconduct or negligence of, or a violation of any applicable laws or from the breach of the provisions of this Agreement by, Telix, its Affiliates, agents, employees or contractors or to the extent such liability is allocated in Section 13.4 below.

13.4	Product Liability. Except with regard to Section 13.2 and Section 13.5 below, all other provisions of this Agreement notwithstanding, this Section 13.4 shall govern the allocation of liability with respect to any claims of personal injury related to the use of the Licensed Product.

(a)	From and after the Effective Date, Wilex shall defend, indemnify and hold the Telix Indemnified Parties harmless from and against any and all Damages which the Telix Indemnified Parties may incur, or suffer, or with which any of them may be faced arising out of any claims of personal injury relating to or arising out of any use of Licensed Product that is attributable to any defect in the development of the Licensed Product that resulted from fraud or gross negligence or other material breach of law on the part of Wilex prior to the Effective Date or any other defect which Wilex is aware of as at the Effective Date but has not fairly disclosed to Telix.

(b)	From and after the Effective Date, Telix shall defend, indemnify and hold Wilex Indemnified Parties harmless from and against any and all Damages which Wilex Indemnified Parties may incur, or suffer, or with which any of them may be faced with respect to any claims of personal injury arising out of the negligence or willful misconduct in the development, manufacturing, storing, handling, or promotion of the Licensed Product by Telix, its Affiliates or sublicensees, successors or assigns.

13.5	Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an indemnifying Party under Section 13.1 and hereof with respect to Damages resulting from Claims by Third Parties will be subject to the following terms and conditions:

(a)	The indemnified Party shall give prompt written notice to the indemnifying Party of any Claim by a Third Party for which indemnification may be required under this Article XIII; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim or demand. Promptly after the delivery of a notice seeking indemnification in respect of a Claim and subject to Section 13.5(c), the indemnifying Party may elect, by written notice to the indemnified Party, to undertake the defense thereof, at the sole cost and expense of the indemnifying Party. If the indemnifying Party chooses to defend any Claim, the indemnified Party shall cooperate with all reasonable requests of the indemnifying Party and shall make available to the indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

(b)	In the event that the indemnifying Party, within a reasonable time (not less than [**], or such shorter period of time as is required to protect the interests of the indemnified Party) after receipt of a notice seeking indemnification, does not so elect to defend such Claim, the indemnified Party will have the right (upon further written notice to the indemnifying Party) to undertake the defense, compromise or settlement of such Claim for the account of the indemnifying Party, subject to the right of the indemnifying Party to assume the defense of such Claim pursuant to the terms of Section 13.2 at any time prior to settlement, compromise or final determination thereof, provided, that the indemnifying Party reimburses in full all costs of the indemnified Party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

(c)	Notwithstanding anything in this Section 13.2 to the contrary, if the indemnifying Party assumes the defense of any Claim, any indemnified party will be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense.

13.6	Insurance. In addition to its duty to indemnify, Telix will procure product liability insurance in commercially reasonable amounts in view of its activities. As reasonably requested in writing by Wilex not more than [**], Telix will supply Wilex with evidence of such coverage during the time any Licensed Product is being developed, commercialized or sold by Telix or any of its Affiliates, sublicensees, assignees, designees or agents.

13.7	Settlements. No Person who has undertaken to defend a Claim under Sections 13.5(a) or 13.5(b) will, without written consent of all indemnified Parties, settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent will not be required if such settlement, compromise or judgment (i) includes as an unconditional term thereof the release by the claimant or the plaintiff of all indemnified Parties from all liability arising from events which allegedly gave rise to such Claim and (ii) contains no restriction, limitation or prohibition of any kind on the manner in which any indemnified Party conducts its business. Any payment made by an indemnified party to settle a Claim against it without obtaining consent of the indemnifying Party will be at its own cost and expense. Notwithstanding the foregoing, the indemnifying Party will be liable under this Article XIII for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified Party in any such Claim, action or proceeding and it is determined that the indemnifying Party was liable to the indemnified party for indemnification related to such settlement.

13.8	Disclaimer of Consequential Damages. In no event will either Wilex or Telix be liable to the other for any special, indirect, consequential, incidental, or punitive damages arising under or as a result of this agreement (or the termination hereof) including, but not limited to, the loss of prospective profits or anticipated sales, or on account of expenses, investments, or commitments in connection with the business or goodwill of Telix or Wilex or otherwise, except to the extent any such damages result from the other party’s bad-faith material breach of this agreement (which shall include any breach of confidentiality obligations hereunder) or are paid to a third party as part of a third party claim indemnified hereunder.

XIV. MISCELLANEOUS

14.1	Governing Law. For all matters other than the scope and validity of patents, this Agreement is governed by and to be interpreted according to the laws of [**].

14.2	Dispute Resolution and arbitration.

(a)	If any dispute arises out of, or in connection with, this Agreement, including its construction, effect, the rights and obligations of the parties, the performance or breach of this Agreement, the entitlement of any party to damages or compensation (whether for breach of contract, tort or any other cause of action) or the amount of that entitlement (“Dispute”):

(i)	the party claiming that a Dispute has arisen must deliver to the other parties a notice containing particulars of the Dispute (“Dispute Notice”); and

(ii)	during the period of [**] after delivery of the Dispute Notice, or any longer period agreed in writing by the parties to the Dispute (Initial Period), each of the parties must use its reasonable endeavours and act in good faith to resolve the Dispute by discussion and negotiation (acting through their chief executive officers or persons of the equivalent position).

(b)	A party may not commence court proceedings, or arbitration in accordance with Section 14.2(c), in respect of a Dispute unless it has complied with Section 14.2(a) and until the procedures in Section 14.2(a) have been followed in full, except where:

(i)	the party seeks injunctive relief in relation to a Dispute from an appropriate court; or

(ii)	following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

(c)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

(d)	The parties agree that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

(e)	The number of arbitrators shall be 1 unless either party gives notice in writing, not later than [**] after receipt by the Respondent of the Notice of Arbitration, that it wishes the number of arbitrators shall be 3 and in which event section 14.2(f) shall apply.

(f)	Upon a party specifying that the number of arbitrators shall be 3, the Buyer shall nominate one arbitrator and the Sellers shall jointly appoint one arbitrator, each within [**] of the notice in section 14.2(e) above, and the two arbitrators nominated by the parties (or by the Chairman pursuant to the SIAC Rules as the case may be) shall within [**] of the appointment of the second arbitrator agree upon a third arbitrator who shall act as the presiding arbitrator. If the third arbitrator has not been agreed within this time period, the third arbitrator shall be appointed by the Chairman.

(g)	The language of the arbitration shall be English.

14.3	Assignment and Binding Effect.

14.4.1	This Agreement may not be assigned, by operation of law or otherwise, by either Party without the prior written consent of the other, except as otherwise permitted under this Section 14.3:

(a)	Wilex may assign this Agreement to an Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Wilex’s obligations under this Agreement. A change of control or ownership of Wilex by merger or otherwise will not constitute an impermissible assignment of this Agreement by Wilex; and

(b)	Telix may assign this Agreement to any Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Telix’s obligations under this Agreement. A change of control or ownership of Telix by merger or otherwise will not constitute an impermissible assignment of this Agreement by Telix.

14.4.2	No assignment under this Section 14.3 shall be effective unless the intended assignee executes and delivers to the Party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder. Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

14.4.3	Any assignment in violation of this Section 14.3 shall be void and of no effect.

14.4.4	This Agreement, and the rights and duties of the Parties herein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

14.4	Independent Contractor Status. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement will be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.

14.5	Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by personal service, registered or certified mail, and in each case addressed to the other Party at the address for such Party as set forth below, and shall be effective upon receipt.

If to Telix:                              Telix International Pty Ltd
Suite 226, 55 Flemington Road, North Melbourne, Victoria
3051, Australia

If to Wilex:                            Wilex AG
c/o Heidelberg Pharma GmbH

Schriesheimerstr. 101, 68526 Ladenburg, Germany

The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

14.6	Waivers. The waiver by either Party of a default or a breach of any provision of this Agreement by the other Party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.

14.7	Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior agreements and negotiations.

14.8	Variation. This Agreement may be varied or modified only by written agreement executed by both Parties.

14.9	Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable laws, then: (i) it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the Parties will use Commercially Reasonable Efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.10	Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Agreement will be legal and binding on both Parties.

14.11	Force Majeure. Neither Party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed) if such failure or delay is due to acts of God, earthquakes, fires, strikes, acts of war (whether declared or not), civil unrest, flood, adverse weather conditions, intervention of any governmental authority or any other cause outside such Party’s reasonable control, but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the Party failing or delaying performance will promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected. If any event of force majeure lasts for more than [**], the Party failing or delaying performance will use its all reasonable efforts to mitigate any Damages suffered by the other Party as a result of the failure or delay. A force majeure event that lasts longer than [**] will give the Party not failing in or delaying performance the option, in its sole discretion, to terminate this Agreement with no liability whatsoever as a result of such termination, provided that a [**] prior written notice is given to the other Party, and with the effects of termination as if the Party failing or delaying performance had breached this Agreement.

14.12	Interest on Late Payments. If any Party fails to pay in full on or before the date due any milestone, royalty, annual maintenance fee or other amount that is required to be paid to the other Party under this Agreement, the paying Party will also pay to the other Party (or its designee), interest compounded monthly on any such amount beginning [**] after a written notice with return receipt requested, at an annual rate equal to [**] on or nearest to such due date plus [**] percent ([**]%) (or, if lower, the maximum rate permitted by applicable law) to be assessed from the date payment of the amount in question first become due.

14.13	Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, shall be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

14.14	Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.

14.15	Headings and References. All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

14.16	No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

14.17	Survival. Upon expiration of the Term, except as specifically provided herein to the contrary, all rights and obligations of the Parties under this Agreement will cease. Articles III. VI. XI. XII. XIII. XIV. shall survive expiration or termination of this Agreement for any reason.

14.18	Costs. Each party must pay its own costs incidental to the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Wilex AG	Telix International Pty Ltd
By: /s/ Jan Schmidt-Brand	By: /s/ C.P. Behrenbruch
Name: Jan Schmidt-Brand	Name: C.P. Behrenbruch
Title: Chief Executive Officer	Title: CEO

By: /s/ Prof. Dr. Andreas Pahl
Name: Prof. Dr. Andreas Pahl
Title: Chief Scientific Officer

EXHIBIT C

WILEX THIRD PARTY ROYALTY OBLIGATION

[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Amendment No. 1
to the
LICENSE AGREEMENT
concluded as of January 16, 2017

This agreement is made as of 29 May 2017 between WILEX AG, HRB 136670, Munich, Germany (“Wilex”)

and

Telix International Pty Ltd, ACN 616 667 839, Melbourne Australia (“Telix”),

both hereinafter also referred to as “Party” or collectively as “Parties”

WHEREAS

A.	The Parties entered into a license agreement on 16 January 2017 (“License Agreement”) under which Telix has been granted the exclusive rights to develop and commercialize Girentuximab radiolabeled with an Isotope, both in diagnostic Imaging and therapeutic radiopharmaceutical form;

B.	The License Agreement in Its current version permits Telix to use the established Process (Section 3.3 (a) (1)), and the Parties wish to amend the License Agreement to allow Telix to use the Materials (as defined hereunder) and adjust the corresponding compensation clauses In Section 3.4(a) and Section 3.6(a) of the License Agreement to comprise also the use of the Established Process as well as the use of Materials;

C.	The Parties have also agreed In the License Agreement that WILEX shall provide to Telix assistance for the establishment of production of Girentuximab, and wish to clarify the details and efforts of the respective actions of the Parties;

D.	All expressions defined in the License Agreement have the same meaning in this agreement.

NOW THEREFORE

The Parties agree to amend the License Agreement with effect as of the date of this agreement (the “Amendment No. 1 Effective Date”) as follows:

1.	Section 2.1 ls hereby amended to comprise the following subparagraph (f):

(f) For the purpose of fulfilling its obligations under Section 2.1 (e) above, Wilex grants Telix the exclusive right and license to use the materials described in

Annex 1 to the Amendment No. 1 to the License Agreement and any additional materials provided to it under Section 2.4(g) (the “Materials” which Wilex will make available to Telix at the US storage facility of [**] for Material listed under Appendix 1 Part A, or by direct shipment of requested amounts [**] to an address named by Telix, for Material listed under Appendix 1 Part B.

2.	A new Section 2.4 is included as follows:

a.	Telix will use the Material solely for the purpose of exercising its rights in respect of the use of the Licensed Patents and Wilex Know-How under the License Agreement.

b.	Telix will use prudence and commercially reasonable care in the use, handling, storage, transportation, disposition, and containment of the Materials and will comply with all Laws, guidelines and regulations that are applicable to the Materials or the use thereof, including without limitation any biosafety procedures and all safety precautions accompanying the Materials.

c.	Telix will protect the Materials by using the same degree of care as Telix uses to protect materials manufactured by or on behalf of Telix, but no less than a reasonable degree of care, and will transfer or make available Materials only to those of its employees, executive bodies, Affiliates, sublicenses, consultants, subcontractors, advisors and agents who need to have knowledge of and access to the Materials for the purpose set forth in this License Agreement.

d.	Telix will initially contract storage of Materials listed in Part A of Appendix 1 to [**] at its US storage facility, but is free to transfer the Materials to an alternative storage facility at its sole discretion.

e.	If Telix should experience an unforeseen loss of Materials, Wilex will provide, upon request from Telix, up to [**] additional vials of materials (which are the same as the Materials lost by Telix) [**].

f.	If Wilex should experience an unforeseen loss of materials retained by Wilex (which are the same as the Materials) Telix will return, upon request from Wilex, up to [**] vials of Materials to Wilex [**].

g.	Telix acknowledges that the Materials provided herein are experimental in nature and may have unpredictable and unknown biological and/or chemical properties, and shall be used with prudence and appropriate caution, as not all of their characteristics are known. Telix understands and agrees that the Materials are provided without any warranty of any kind, including, without limitation, any warranty of merchantability or fitness for particular purpose or absence from the rightful claim of any third party, by way of infringement or the like, or any other warranty, expressed or implied, provided that the indemnification clauses set forth in Section XIII of the License Agreement shall apply without limitation.

3.	Section 3.4 (a) is hereby deleted and replaced in its entirety by the following provision. The accentuation in the font is only intended to point out the changes in respect to the foregoing version:

(a)	Approval of a New IND Application. Following submission of a new IND application either comprising of:

[**],

(“New IND Application”) Telix shall make a one-time payment to Wilex of US$[**] within [**] after receiving approval or of a corresponding confirmation by the FDA (or equivalent regulatory body) of the New IND Application. To avoid doubt such a payment will be required even if Telix is required by the FDA to [**].

4.	Section 3.6 (a) is hereby deleted and replaced in its entirety by the following provision. The accentuation in the font is only intended to point out the changes in respect to the foregoing version:

(a)	Subject to Section 8.2, Telix shall pay royalty payments on a Licensed Product by Licensed Product and country.by-country basis to Wilex In respect of the sale of Diagnostic Products as follows:

(i)	If the Diagnostic Product is based on the Materials, the Established Process or the New Process using the Established MCB, or if Diagnostic Product is based on the New MCB and the Buy-Out Payment according to Section 3.5 (b) above will not become due, Wilex is entitled to receive a royalty on Net Sales of Diagnostic Products in the Diagnostic Territory equal to:

(A)	[**]% of such Net Sales for the first 10 (ten) years after the first product sale, and

(B)	[**]% of such Net Sales for the years 11 (eleven) to 20 (twenty) after the first product sale.

(ii)	If the Diagnostic Product is based on the New MCB, Wilex is entitled to receive a royalty on Net Sales of Diagnostic Product in the Diagnostic Territory equal to:

(A)	[**]% of such Net Sales for the first 10 (ten) years after the first product sale, and

(B)	[**]% of such Net Sales for the years 11 (eleven) to 20 (twenty) after the first product sale.

5.	Exhibit A is hereby deleted and replaced in its entirety by Exhibit A in Annex 2 to this Amendment No. 1. The accentuation in the font is only intended to point out the changes in respect to the foregoing version.

6.	Exhibit B is hereby deleted and replaced in its entirety by Exhibit B in Annex 3 to this Amendment No. 1. The accentuation in the font is only intended to point out the changes in respect to the foregoing version.

All other provisions of the License Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the License Agreement to be executed as of the Amendment No. 1 Effective Date in two original counterparts by their respective duly authorized representatives as set forth below.

WILEX AG /s/ Dr. Jan Schmidt-Brand Name: Dr. Jan Schmidt-Brand Title: CEO	Telix International Pty Ltd /s/ Chris Behrenbruch Name: Chris Behrenbruch Title: CEO
/s/ Prof. Dr. Andreas Pahl Name: Prof. Dr. Andreas Pahl Title: CSO

Amendment No. 2
to the
LICENSE AGREEMENT

concluded as of January 16, 2017 and amended as of May 29, 2017

This agreement is made as of March 1, 2019 between

Heidelberg Pharma AG (former Wilex AG), HRB 728 735, Ladenburg, Germany Germany (“Wilex”)

and

Telix International Pty Ltd, AON 616 657 839, Melbourne Australia (“Telix”),

both hereinafter also referred to as “Party” or collectively as “Parties”.

WHEREAS

A.	The Parties entered into a license agreement on 16 January 2017 (“License Agreement”) under which Telix has been granted the exclusive rights to develop and commercialize Girentuximab radiolabeled with an isotope, both in diagnostic imaging and therapeutic radiopharmaceutical forms;

B.	The Parties have amended Sections 2.1, 3.4 (a) and 3.6 (a) of the License Agreement and have inserted a new Section 2.4 per Amendment to the License Agreement No. 1 dated May 29, 2017;

C.	The Parties are in agreement that Telix shall assume ownership and responsibility for Materials required for the production of Girentuximab and the development of Licensed Products, provided that Wilex has the right to request the transfer of limited amounts of Material at its own discretion;

D.	All expressions defined in the License Agreement have the same meaning in this agreement.

NOW THEREFORE

The Parties agree to amend the License Agreement with effect as of the date of this agreement (the “Amendment No. 2 Effective Date”) as follows:

1.	Section 2.1 (f) is hereby deleted and replaced in its entirety by the following provision.

Amendment No. 2 to the License Agreement Wilex - Telix

For the purpose of fulfilling its obligations under Section 2.1 (e) above, Wilex grants Telix the exclusive right and license under IP owned or controlled by Wilex to use the materials provided by Wilex to Telix and described in Annex 1 Part A, B, C, D and E (the “Materials”). Wilex will make the Materials available to Telix at the US storage facility of [**]. Telix agrees and accepts that Wilex does not warrant that the use of Materials does not infringe intellectual property rights of third parties, in particular, but not limited to the commercial use of Materials listed in Annex 1 Parts D and E.

2.	Section 2.4 (d) is hereby deleted and replaced in its entirety by the following provision.

Telix will initially contract storage of Materials listed in Annex 1 to [**], respectively, but is free to transfer the Materials to an alternative storage facility at its sole discretion.

3.	Section 2.4 (e) is hereby deleted and replaced in its entirety by the following provision.

Upon request from Wilex, Telix will provide at least [**] of Material listed in Annex 1 to the Amendment No. 2 to the License Agreement to Wilex or to a third party named by Wilex (the “Designee”) [**].

4.	Section 2.4 (f) is hereby deleted and replaced in its entirety by the following provision.

If Telix should decide to dispose of Material set forth in Annex 1 to the Amendment No. 2 to the License Agreement (the “Disposal Material”), Telix will provide Wilex with written notice on the planned disposal at least [**] before the planned disposal date, and upon request from Wilex will transfer Disposal Material to Wilex or to a Designee [**].

5.	Annex 1 to the Amendment No. 1 to the License Agreement is hereby deleted and replaced in its entirety by Annex 1 to this Amendment No. 2 to the License Agreement.

All other provisions of the License Agreement and of the Amendment No. 1 to the License Agreement shall remain unaffected and in full force and effect.

Amendment No. 2 to the License Agreement Wilex - Telix

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the License Agreement to be executed as of the Amendment No. 2 Effective Date in two original counterparts by their respective duly authorized representatives as set forth below.

Heidelberg Pharma AG /s/ Dr. Jan Schmidt-Brand Name: Dr. Jan Schmidt-Brand Title: CEO	Telix International Pty Ltd /s/ Gabriel Liberatore Name: Gabriel Liberatore Title: COO
/s/ Prof. Dr. Andreas Pahl Name: Prof. Dr. Andreas Pahl Title: CSO

Amendment No. 3
to the
LICENSE AGREEMENT

concluded as of January 16, 2017 and amended as of
May 29, 2017 and March 01, 2019

This agreement is made as of July 1, 2019 between

Heidelberg Pharma AG (former Wilex AG), HRB 728 735, Ladenburg, Germany
Germany (“Wilex”)

and

Telix International Pty Ltd, ACN 616 657 839, Melbourne Australia (“Telix”),

both hereinafter also referred to as “Party” or collectively as “Parties”.

WHEREAS

A.	The Parties entered into a license agreement on 16 January 2017 (“License Agreement”) under which Telix has been granted the exclusive rights to develop and commercialize Girentuximab radiolabeled with an isotope, both in diagnostic imaging and therapeutic radiopharmaceutical forms;

B.	The Parties have amended Sections 2.1, 3.4 (a) and 3.6 (a) of the License Agreement and have inserted a new Section 2.4 per Amendment to the License Agreement No. 1 dated May 29, 2017;

C.	The Parties have amended Section 2.1 (f), 2.4 (d), (e) and (f) and Annex 1 per Amendment No. 2 dated March 01, 2019 to the License Agreement;

D.	The Parties are in agreement that Telix shall assume ownership and responsibility for Materials required for the production of Girentuximab and the development of Licensed Products, provided that Wilex has the right to request the transfer of limited amounts of Material at its own discretion;

E.	All expressions defined in the License Agreement have the same meaning in this agreement.

NOW THEREFORE

The Parties agree to amend the License Agreement with effect as of the date of this agreement (the “Amendment No. 3 Effective Date”) as follows:

Amendment No. 3 to the License Agreement Wilex – Telix

1.	Section 2.1 (f) is hereby deleted and replaced in its entirety by the following provision.

For the purpose of fulfilling its obligations under Section 2.1 (e) above, Wilex grants Telix the exclusive right and license under IP owned or controlled by Wilex to use the materials provided by Wilex to Telix and described in Annex 1 Part A, B, C, D and E (the “Materials”). Wilex will make the Materials available to Telix at the US and UK storage facility of [**]. Telix agrees and accepts that Wilex does not warrant that the use of Materials does not infringe intellectual property rights of third parties, in particular, but not limited to the commercial use of Materials listed in Annex 1 Parts D and E.

2.	Section 2.4 (e) is hereby deleted and replaced in its entirety by the following provision.

Upon request from Wilex, Telix will provide at least [**] of Material listed in Annex 1 to the Amendment No. 3 to the License Agreement to Wilex or to a third party named by Wilex (the “Designee”) [**].

3.	Section 2.4 (f) is hereby deleted and replaced in its entirety by the following provision.

If Telix should decide to dispose of Material set forth in Annex 1 to the Amendment No. 3 to the License Agreement (the “Disposal Material”), Telix will provide Wilex with written notice on the planned disposal at least [**] before the planned disposal date, and upon request from Wilex will transfer Disposal Material to Wilex or to a Designee [**].

4.	Annex 1 to the Amendment No. 2 to the License Agreement is hereby deleted and replaced in its entirety by Annex 1 to this Amendment No. 3 to the License Agreement.

All other provisions of the License Agreement and of the Amendment No. 1 and No. 2 to the License Agreement shall remain unaffected and in full force and effect.

Amendment No. 3 to the License Agreement Wilex – Telix

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to the License Agreement to be executed as of the Amendment No. 3 Effective Date in two original counterparts by their respective duly authorized representatives as set forth below.

Heidelberg Pharma AG /s/ Dr. Jan Schmidt-Brand Name: Dr. Jan Schmidt-Brand Title: CEO	Telix International Pty Ltd /s/ Chris Behrenbruch Name: Chris Behrenbruch Title: CEO
/s/ Prof. Dr. Andreas Pahl Name: Prof. Dr. Andreas Pahl Title: CSO

Amendment No. 4

to the

LICENSE AGREEMENT

concluded as of January 16, 2017 and amended as of May 29, 2017, March 1, 2019 and July 1, 2019

This agreement is made as of December 10, 2020 between

Heidelberg Pharma AG (former Wilex AG), HRS 728 735, Ladenburg, Germany Germany ("Wilex")

and

Telix International Pty Ltd, ACN 616 657 839, Melbourne Australia ("Telix"),

both hereinafter also referred to as "Party" or collectively as "Parties".

WHEREAS

A.	The Parties entered into a license agreement on 16 January 2017 ("License Agreement") under which Telix has been granted the exclusive rights to develop and commercialize Girentuximab radiolabeled with an isotope, both in diagnostic imaging and therapeutic radiopharmaceutical forms;

B.	Wilex is the owner of an IND for its Product [**], which is based on Girentuximab (the "[**] IND") and which currently is not used by Wilex;

C.	Telix needs to reference the [**] IND [**];

D.	The Parties are in agreement that Telix shall assume ownership and responsibility for the [**] IND, provided that Wilex has the right to request access to the [**] IND if Wilex or its licensors need to cross- reference the [**] IND outside the Field;

E.	All expressions defined in the License Agreement have the same meaning in this agreement.

NOW THEREFORE

The Parties agree to amend the License Agreement with effect as of the date of this agreement (the "Amendment No. 4 Effective Date") as follows:

1.	Section 2.1 (g) is hereby introduced subsequently to Section 2.1 (f), with the following provisions:

Wilex agrees to undertake all necessary steps to transfer to Telix ownership to the [**] IND [**], at the cost of Telix. As of the Effective Date, all responsibility of the maintenance of the [**] ID shall be borne by Telix. Wilex shall have the freely sub-licensable right to cross-reference the [**] IND for the use of Girentuximab outside the Field.

All other provisions of the License Agreement and of the Amendments No. 1, No. 2 and No. 3 to the License Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 4 to the License Agreement to be executed as of the Amendment No. 4 Effective Date in two original counterparts by their respective duly authorized representatives as set forth below.

Heidelberg Pharma AG /s/ Dr. Jan Schmidt-Brand Name: Dr. Jan Schmidt-Brand Title: CEO	Telix International Pty Ltd /s/ Chris Behrenbruch Name: Chris Behrenbruch Title: CEO
/s/ Prof. Dr. Andreas Pahl Name: Prof. Dr. Andreas Pahl Title: CSO

Amendment No. 5
to the
LICENSE AGREEMENT

concluded as of January 16, 2017 and amended as of
May 29, 2017, March 1, 2019, July 1, 2019 and December 10,2020

This agreement is made as of 15. Feb. 2022, between

Heidelberg Pharma AG (former Wilex AG), HRB 728 735, Ladenburg, Germany Germany (“Wilex”)

and

Telix International Pty Ltd, ACN 616 657 839, Melbourne Australia (“Telix”),

both hereinafter also referred to as “Party” or collectively as “Parties”.

WHEREAS

A.	The Parties entered into a license agreement on 16 January 2017 (“License Agreement”) under which Telix has been granted the exclusive rights to develop and commercialize Girentuximab radiolabeled with an isotope, both in diagnostic imaging and therapeutic radiopharmaceutical forms;

B.	During its development activities for Girentuximab prior to the License Agreement, Wilex was sponsor of the clinical trial ARISER with the title “A randomized double blind phase III study to evaluate adjuvant cG250 treatment versus placebo in patients with clear cell RCC and high risk of recurrence” from 2004 to 2012 (EudraCT #2004-000353-38 - the “ARISER Study”);

C.	In connection with the performance of the ARISER Study, [**];

D.	The Parties are in agreement that Telix shall have the right to use the results of the ARISER Study for the development of Girentuximab as set forth in the License Agreement, including the use of [**], provided that Telix assumes responsibility for the use of the [**];

E.	All expressions defined in the License Agreement have the same meaning in this agreement.

NOW THEREFORE

The Parties agree to amend the License Agreement with effect as of the date of this agreement as set forth above (the “Amendment No. 5 Effective Date”) as follows:

1.	Section 1.66 and 1.67 are hereby introduced as a new defined terms:

1.66	“ARISER Study” means the clinical study sponsored by Wilex with the title “A randomized double blind phase III study to evaluate adjuvant cG250 treatment versus placebo in patients with clear cell RCC and high risk of recurrence” from 2004 to 2012 (EudraCT #2004-000353- 38).

1.67	“[**]” means [**].

2.	Section 2.1 (h) is hereby introduced subsequently to Section 2.1 (g), with the following provisions:

Wilex agrees to undertake all necessary steps to transfer [**] and ARISER Study data to Telix or to a nominee designated by Telix, at the cost and responsibility of Telix. Telix will have the full and sole responsibility that any use of the [**] and ARISER Study data is in accordance with applicable laws and [**].

3.	Section 13.2A is hereby introduced subsequently to Section 13.2, with the following provisions:

13.2A Further Indemnification obligations of Telix in respect of the use of [**]. From and after the Amendment No. 5 Effective Date, Telix shall defend, indemnify and hold the Wilex Indemnified Parties harmless from and against any and all Damages which Wilex Indemnified Parties may incur or suffer, or with which any of them may be faced, to the extent relating to a Third Party Claim arising out of the use of [**] by Telix or Telix’s nominees, provided, however, that Telix shall not be liable hereunder to the extent such Damages arise from the willful misconduct or negligence of, or a violation of any applicable laws by, or from the breach of the provisions of this Agreement by, Wilex Indemnified Parties.

All other provisions of the License Agreement and of the Amendments No. 1, No. 2, No. 3 and No. 4 to the License Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 5 to the License Agreement to be executed as of the Amendment No. 5 Effective Date in two original counterparts by their respective duly authorized representatives as set forth below.

Heidelberg Pharma AG /s/ Dr. Jan Schmidt-Brand Name: Dr. Jan Schmidt-Brand Title: CEO/CFO /s/ Prof. Dr. Andreas Pahl Name: Prof. Dr. Andreas Pahl Title: CSO	Telix International Pty Ltd /s/ Chris Behrenbruch Name: Chris Behrenbruch Title: CEO